Exhibit 99.2
May 7, 2015

First Quarter 2015 Earnings Conference Call
Prepared Remarks
About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s first quarter 2015 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.
First Quarter 2015 Results Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET to discuss these results. Interested parties may participate on the call by dialing +1 (877) 359-9508 (domestic U.S.) or +1 (224) 357-2393 (if calling from outside the U.S.), and reference passcode 36121216. Participants are advised to dial into the call at least ten minutes prior to the start time in order to register. A live but listen-only webcast of the conference call can be accessed through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast of the call will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in these prepared remarks or on the conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; our ability to place solar assets into service as planned; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on March 6, 2015. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted free cash flow, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.
Prepared Remarks
George Sakellaris - CEO
Before we start I want to make some comments about our Chief Financial Officer transition. First, I want to thank Andrew Spence for his years of service to Ameresco, and to wish him all the best in his retirement. Andrew joined us in 2002, a couple of years after our founding, and was instrumental in our success. In addition to building our reporting and control structures, he was a key player in helping us raise the capital that we needed to grow over the years. In addition to his work helping to raise nearly two billion dollars in project financing, he negotiated our credit facilities and of course was critical to our successful IPO. He has a great track record, and should be proud when he looks back on his years with Ameresco.
Our finance function will remain in good hands with the promotion of John Granara to Chief Financial Officer, which became official on May 1st. John joined us a year and a half ago as Chief Accounting Officer, and has been making valuable contributions. John has led the implementation of enhancements to our reporting functions that build upon Andrew’s good work, which are now providing us with even deeper analytic insights. John has extensive experience with public companies and in the clean tech sector, and we feel he is the right person to succeed Andrew as CFO. John will be taking over the financial commentary on the call, and you will hear from him shortly.
Now, on to Q1 results.

The results we are reporting today demonstrate that 2015 is off to a strong start. Our plan to restore revenue growth and improve profitability is now firmly in place. The various restructuring actions and efficiency improvements we undertook in 2014 are starting to bear fruit. Revenue growth was 15%, driven by a resurgence in the Federal sector, strong performance in several U.S. regions, and excellent project implementation. Gross margin would have exceeded our corporate target of 20%, after removing the effect of challenges in one Canadian project that I will discuss shortly. Positive adjusted EBITDA of nearly $2 million compares favorably to an adjusted EBITDA loss last year. Finally, we grew our contracted backlog and awarded projects sequentially, which improves the visibility of our 2015 guidance. Further, we also increased our assets in development by $80 million year over year to $148 million.
Looking across our business segments, strength in the Federal sector was the highlight of the quarter. Federal provided more than 20% of our revenues, and about 30% of our contracted backlog. Federal revenue of approximately $24 million was up 93%, and adjusted EBITDA of $3.6 million was an important contributor to our first quarter performance. We are seeing strength in Federal for a couple of reasons. Foremost is better execution in identifying and winning project opportunities. Beginning in 2012, we reasserted our internal focus to address Federal opportunities with innovative and integrated solutions to enhance our competitive position. We also diversified our Federal offerings beyond traditional ESPC. We are now addressing contracting opportunities for operations and maintenance, design-build projects, and power purchase agreements. The improvement we have seen is a result of our enhanced internal procedures and marketing approach. The work we started a couple years ago is gaining traction now, a reflection of the 18-24 month cycle that is normal for Federal procurements.
The second reason for strength in the Federal sector is that the Administration continues to make energy efficiency and renewable energy a high priority for Federal agencies. This was formalized through the President’s Performance Contracting Challenge, which began in 2011. It requires agencies to enter into $4 billion in Energy Performance Contracts through the end of 2016. Then this March, the President issued an Executive Order, which codifies a set of long-term sustainability requirements for Federal agencies for the next ten years. We believe that this Order will help provide continuity to Federal ESPC utilization beyond 2016 and should increase opportunities for marketing our renewable energy capabilities. Combined with persistent deferred maintenance that can be addressed by ESPCs, we expect the Order to be a positive tailwind for our Federal business for the foreseeable future.
Let me highlight one Federal sector win that can give you a flavor of our success here. You may have seen the large Department of Interior headquarters project we announced a couple of weeks ago. That ESPC project, which encompasses energy and water savings, is expected to generate $77 million in revenues to us over its 20-year term. We placed $26 million into contracted backlog for the two-year implementation phase. The balance is recurring revenue from ongoing energy management services.

While we are proud of our results, we are mindful that there is always room for improvement. When we look at all of the business units and segments that we track internally, a few still have gross margins below our corporate goal, and a couple reported negative adjusted EBITDA for the quarter. The fact that we have opportunities to perform better leaves us optimistic about the upside we can deliver to our shareholders in the future. Our goal for these units and segments is to optimize their gross margin and ensure that all are cash flow contributors.
Another important initiative for us is to further develop our recurring revenue streams. We are working to identify ongoing O&M opportunities on more of our projects. In fact, we were awarded two such new contracts this quarter. O&M was a good contributor this quarter, with profitability above our corporate average. Looking at our O&M contract portfolio extending out for the next 18 years, we have visibility on approximately $700 million of revenue.
On top of O&M, we are aggressively building our renewable energy portfolio. We believe this business should continue to grow in the years ahead, especially for solar power and distributed generation, due to favorable market conditions. The cost of PV hardware continues to fall, supporting good IRRs, and the cost of financing remains exceptionally low. We would caution you though, that we must navigate certain headwinds. For instance, in 2016 the full 30% Section 48 Investment Tax Credit for solar will expire. Despite that, we believe the outlook is bright for solar and distributed generation.
As a result of our strategic decision to own and operate certain assets, last quarter we began to separately report our assets in development. We have more than $200 million of generating assets on our balance sheet, and another $148 million under development. We placed 2.4 megawatts of solar projects in service during the quarter.
A great example of our effort in solar is the large-scale renewable energy plant we are building at Fort Detrick in Maryland. Ameresco will build, own, operate and maintain this solar facility. Fort Detrick will purchase the electricity from Ameresco through a 25-year power purchase agreement. This 18.6 megawatt project broke ground on April 1st, and is expected to go into operation in March of 2016.
Another great example is our Massachusetts Department of Transportation solar project. Ameresco was selected by MassDOT to design, finance, install, own and operate 5.5 megawatts of solar arrays across ten sites along three major highways, including the Massachusetts Turnpike. The solar arrays are in the process of being installed on otherwise under-utilized land, and will provide both clean energy and cost savings for the Commonwealth.
Our renewable energy portfolio revenues were up 16%, and made a meaningful contribution to adjusted EBITDA.

Before I turn the call over to John for financial details, let me circle back to my earlier comments on our Canada segment. As we discussed last quarter, we have struggled there due to one difficult project. We will lose money on it as we approach completion this year, and we fully reserved for that loss this quarter. We have identified the bidding and leadership issues that caused the problem and we do not expect a repeat of the mistakes we made. Our results still met our expectations despite the challenges in Canada, but as I mentioned a better “run rate” analysis of our business is to remove the effect of this one project. Absent that effect, we would have achieved gross margin of over 20% and generated $5 million of adjusted EBITDA.
Based on our solid first quarter results, we are re-affirming our guidance for 2015.
Now I will turn the call over to John to provide more details about our financial results and guidance. John?
John Granara - CFO
Thank you George, and good morning, everyone. As we get started, please note that unless otherwise stated, all the amounts I reference relate to Q1 2015 and the comparisons are for the year-over-year changes.
Starting with the P&L, total revenues of $115 million were up 15%, driven by a 28% increase in project revenues. Revenues from all other service offerings were essentially flat. As George highlighted, Federal revenues of $24.1 million nearly doubled and were a key element of growth. Revenues from our U.S. Regions and Small-Scale Infrastructure segments also grew, with both up around 15%. We grew total revenues despite a 33% decline in revenues from Canada.
I should note that we have some foreign exchange exposure to Canada and the U.K., and fluctuations in the value of the dollar can impact our revenues. On a constant currency basis, revenues would have grown approximately 17%.
As George mentioned, an important initiative in our communications with investors is to better highlight our growing recurring revenue streams, principally O&M and energy revenues. Our O&M revenue this quarter was $13.5 million, up slightly. Revenues from our operating assets, which are mainly our LFG and solar PV projects, were $12.4 million, up 16%.
Moving on to gross margin and operating expenses, gross margin for the first quarter was 17%, down slightly from last year. As George mentioned, we did absorb a significant loss in one Canadian project. Removing that effect, our gross margin would have been over 20%, which is in line with our expectations and indicates that we continued to achieve our run-rate profitability objectives. Note that we have restructured and refocused our Canadian operations. If we remove the loss associated with that one Canadian project, the rest of the Canada business is expected to return to profitability this year.
SG&A expenses were $24 million, below both the year-ago quarter and Q4 of 2014. The sequential improvement reflects our continued expense discipline, as well as seeing the benefits of the restructuring activity done in 2014.
Operating income was a loss of $4.4 million, in line with our expectations and with normal seasonality. Net loss was $4.2 million, or 9 cents per diluted share. The net loss and loss per share were half of what they were last year.
If we remove the effect of the loss in Canada, net income and EPS would have been approximately break-even.
Adjusted EBITDA, a non-GAAP measure that we believe to be reflective of our economic performance, was a positive $1.8 million, or 4 cents per share. This compares to an adjusted EBITDA loss of $918 thousand. Removing the Canada effect, our adjusted EBITDA was a healthy $5 million.
Below the operating income line, other expenses were $2.7 million. This includes approximately $1.3 million, or 3 cents per diluted share, of foreign exchange loss primarily related to the strengthening U.S. dollar.
Before I turn to the balance sheet, I want to touch upon our effective tax rate, which was 41% in the quarter. As a result of the losses in Canada, we are planning to record a non-cash tax valuation allowance in 2015. Excluding the impact of the valuation allowance, our estimated effective rate for the year would be closer to 20%.
Having said that, even with this valuation allowance, we still expect our effective tax rate for the year to be closer to 25%. This is because we should capture solar-related ITC credits on three projects we expect to complete this year.
Now let’s turn to the balance sheet. As expected some of our key metrics were impacted by the seasonal decline in activity in Q1. Cash was down $5.3 million since December 31st, and while DSO was up sequentially, it was well lower than Q1 of 2014.
Debt declined to $100.8 million, from $102 million on December 31st. If we remove project debt, which is non-recourse to us, corporate debt was $25.5 million, down from $29 million at the end of last quarter.
Looking at capex, we invested $5.9 million in renewable energy projects that we plan to own and operate. For the year, we continue to expect capex of $75 to $90 million related to assets in development.

During the quarter, we executed a sale-leaseback arrangement with a commercial bank that can finance certain solar assets. Under the arrangement, we sell the completed systems to a tax equity investor and then lease back the systems. During the quarter, we received $7.6 million of proceeds related to the first two projects. We realized a $1 million cash gain that will be deferred for book purposes and recognized over the life of the asset. In addition, we recorded a capital lease liability of $3.5 million which represents the fair value of the leased assets.
This financing arrangement supports our long term strategy to grow our renewable energy portfolio by reducing our financing burden. This deal specifically allows us to finance projects with little or no capital by monetizing the ITC. Meanwhile, we retain the economic benefits of ownership, which includes the sale of solar renewable energy certificates.
Now let’s look at backlog and visibility. We started the year with $386 million in fully contracted backlog, and ended the quarter with $387 million. During the quarter, $69 million was converted to revenue, while we added $70 million from project awards to contracted backlog.
We ended the quarter with awarded backlog of $868 million. Newly awarded projects in the quarter were $90 million.
With our strong start to the year, we remain confident in the guidance we provided on the last call. For the year, we expect revenues to be in the range of $610 to $640 million. We are expecting double digit revenue growth from both our Federal and U.S. Regions segments, partially offset by a decrease in Canada.
Of the $610 to $640 million of expected revenues, we now believe $350 million will come from contracted backlog, based on contracts signed in the quarter. This represents improved visibility, when you compare to our earlier estimate of $310 million from contracted backlog. We expect $60 to $90 million to come from awarded projects and pipeline. The remaining revenue would come from energy sales, O&M and other revenues.
We anticipate gross margin between 19% and 20%, and operating expenses to be around 16% to 17% of revenue. As I mentioned earlier, although our effective tax rate was 41% in Q1, we anticipate the rate for the full year to be around 25%. This all should lead to EPS in the range of 16 to 24 cents. Adjusted EBITDA is expected to be in the range of $43 to $48 million.
Now let's discuss our outlook for the second quarter. We expect revenues to be within a range of $139 to $145 million, and EPS around break-even. This guidance assumes that our effective tax rate remains at 41%. As I noted, we expect our effective tax rate for the year to end up around 25%, but the timing of the transactions that would affect that rate is uncertain.

Revenues by Product Line

Revenues by Product Line
(in thousands)
Three Months Ended March 31,
	2015	2014
Energy Efficiency	$80,893	$64,750
Renewable Energy	34,540	35,981

Revenues by Segment

Revenues by Segment
(in thousands)
Three Months Ended March 31,
	2015	2014
U.S. Regions	$47,101	$39,832
U.S. Federal	24,143	12,573
Canada	10,895	16,299
Small-Scale Infrastructure	12,862	11,149
All Other	20,432	20,878
Total Revenues	$115,433	$100,731

GAAP to Non-GAAP Reconciliation

Adjusted EBITDA:
(in thousands)
Three Months Ended March 31,
	2015	2014
Operating income	$(4,428)	$(6,785)
Depreciation and amortization of intangible assets	5,740	5,149
Stock-based compensation	518	718
Adjusted EBITDA	$1,830	$(918)
Adjusted EBITDA margin	1.6%	(0.9)%

GAAP to Non-GAAP Reconciliation

Adjusted cash from operations:
(in thousands)
Three Months Ended September 30,
	2014	2013
Cash flows from operating activities	$(22,926)	$2,352
Less: purchases of property and equipment	(285)	(266)
Plus: proceeds from federal ESPC projects	18,015	3,522
Adjusted cash from operations	$(5,196)	$5,608
Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the GAAP to non-GAAP Reconciliation in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and stock-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, impairment of goodwill and stock-based compensation expense.

Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.